John Hancock Collateral Investment Trust

4B. Personal Securities Transactions: Rule 17j-1 Code of Ethics

Requirement. As a fiduciary, an adviser is prohibited from taking advantage of an investment opportunity at the expense of its clients. More specifically, Section 17(j) of the 1940 Act and Rule 17j-1 thereunder prohibit an investment company’s affiliated persons and affiliated persons of its investment adviser and principal underwriter from engaging in fraudulent or deceptive acts in connection with the purchase or sale, directly or indirectly, by the affiliated person of a security held or to be acquired by the investment company.

Rule 17j-1 also requires that every investment company and investment adviser or principal underwriter to an investment company adopt a written code of ethics containing provisions reasonably necessary to prevent its “access persons” from engaging in conduct prohibited by the Rule. These codes of ethics must be approved by the investment company’s board of trustees before the adviser is initially retained and no later than six months after a material change to the code. While Rule 17j-1 does not set forth detailed requirements for what must be included in codes of ethics, best practices with regard to personal trading are included in the 1994 Report of the Investment Company Institute’s Advisory Group on Personal Investing. An investment company’s board must be presented at least annually with a written report describing any issues that have arisen under the codes of ethics of the fund, adviser and principal underwriter since the last report and certifying that the entity has adopted procedures reasonably necessary to prevent access persons from violating the code.

Rule 17j-1 requires that access persons submit initial securities holdings reports upon becoming an access person, quarterly transaction reports no later than 30 days after the end of a calendar quarter (or broker trade confirmations or account statements in lieu of such transaction reports), and annual holdings reports. The Rule defines an “access person” to include any officer, director, or general partner of the investment company or the adviser, as well as: (1) an employee “who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales,” and (2) any natural person in a control relationship to the fund or adviser who obtains information concerning recommendations made to the investment company with regard to the purchase or sale of covered securities.

Rule 17j-1 excepts from its reporting and recordkeeping requirements:

•	Transactions effected in any account over which the person has no direct or indirect influence or control; and
•

Transactions in securities that are: direct obligations of the U.S. Government; bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments; or shares issued by registered open-end investment companies.

The records must state the title and amount of the security involved; the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition); the price at which it was effected; and the name of the broker, dealer or bank with or through whom the transaction was effected. An access person will be considered to have submitted a report if it the report would duplicate information contained in a broker trade confirmation or account statement received by the fund or adviser.

By requiring advisers to record the personal securities transactions of its access persons and advisory representatives, Rule 17j-1 is designed to prevent conflicts of interest, and deter adviser personnel from engaging in certain activities that harm their clients, such as scalping, front-running or taking an investment opportunity from the client for the employee’s own portfolio. Investment advisers are subject to a separate code of ethics requirement under Rule 204A-1 under the Advisers Act. Rule 17j-1 provides that an access person need not make a separate report to the adviser to the extent it would duplicate information required to be reported under the Advisers Act rule.

Policy. The Trust will adopt the Adviser’s Code of Ethics that governs the actions of its employees to help ensure that violations of the federal securities laws regarding personal securities transactions do not occur and that the Adviser meets its fiduciary duty to clients by dealing with them justly and equitably. The Codes of Ethics of the other entities are held in the U.S. Law Department electronic files. The Trust’s Chief Compliance Officer is responsible for overseeing the Adviser’s compliance with the requirements of the Rule.

Procedure.

The Adviser

The Adviser has submitted its Code of Ethics to the Trust. The Trust’s Chief Legal Counsel, with the assistance of external legal counsel, has reviewed the Code for compliance with Rule 17j-1 by the Trust’s Board of Trustees.

The Adviser will promptly submit to the Trust any changes to its Code of Ethics so that these changes may be presented to the Board for approval.

On an annual basis, the Adviser will submit to the Trust’s Board of Trustees a certification that it has adopted procedures reasonably necessary to prevent access persons from violating its Code of Ethics.

On a semi-annual basis, as part of the Board of Trustees reporting process, the Adviser reports on the status of material Code violations, if any, and also provides a certification that the Code is in compliance with Rule 17j-1.

Trust, Adviser and Placement Agent

The Trust, Adviser and Placement Agent each have Codes of Ethics, which require reporting of securities transactions and holdings as required by Rule 17j-1. In addition, on an annual basis, access persons of the Trust, Adviser and Principal Underwriter are provided with a copy of the relevant Code of Ethics and are required to certify in writing that they have read, understood and complied with all aspects of the Code.